Exhibit 4.2
SATYAM COMPUTER SERVICES LIMITED
SECUNDERABAD 500 003
ASSOCIATE STOCK OPTION PLAN B
1.	OBJECTIVE
i.	In its continuing efforts to create participative environment contributing to the growth of associates as part of the corporate growth plans, SATYAM COMPUTER SERVICES LIMITED (SATYAM) formulated new Associate Stock Option Plan “B”, (ASOP ‘B’), pursuant to the enabling authority given by the members of SATYAM in its General Meeting held on 28th May, 1999.

ii.	The plan is aimed at the following:
▪	Rewarding the associates for their performance and contribution to the success and growth of SATYAM.

▪	Providing them with a good and attractive motivational tool to improve their performance.

▪	Providing an opportunity for the professional partners to become financial partners in the Equity of SATYAM.

▪	Retaining the talent and services of the associates who have contributed to the success of SATYAM.

▪	Attracting the right talent for right roles
iii.	This plan will be effective from such a date as decided by the Board of Directors.
2.	DEFINITIONS
In this plan, unless the context otherwise requires

i.	“Associate” means Employee of SATYAM on full time, in the regular service and includes full time employees of subsidiary companies or Parent Company of SATYAM including a director of the Company, whether a wholetime director or not.

ii.	“Board of Directors” means the “Board of Directors of SATYAM”

iii.	“Compensation Committee” means a committee of directors constituted and authorised by the “Board of Directors” of SATYAM consisting of a majority of independent directors

iv.	“Eligible Associate” means an Employee who fulfills the criteria fixed for eligibility to the benefits of the Plan as per the Appraisal process of SATYAM

However, that Sri B Ramalinga Raju and Sri B Rama Raju who are the promoter directors of SATYAM will not be eligible for the benefits of the Plan.

v.	“Exercise” means the act of making of an application by the Associate to SATYAM for issue of shares against option vested in him in pursuance of the ASOP’B”.

vi.	“Exercise Period” means the period after vesting within which the employee should exercise his right to apply for shares against the option vested in him in pursuance of ASOP ‘B’. Such period shall be after 12 months from the date of Grant of Options to the Associate but within 60 months from the date of Vesting of Options in the Associate provided the Contract of Service between the Associate and the Company has not ceased. Options not exercised by Associates before the expiry of the Exercise period will lapse and become void for all purposes.

vii.	“Exercise Price” means the Exercise Price determined by the Compensation Committee from time to time in accordance with the notifications, guidelines and clarifications issued by SEBI or any other statutory authority from time to time as applicable, which shall be paid by the Associate at the time of Exercise.

viii.	“Grant” means the act of issue of option to Associates under “ASOP’B’”.

ix.	“Fair Market Value” / “Market Price” of a share on a date means the closing price of the shares on that date on the stock exchange on which the shares of SATYAM are listed. Where the shares are quoted on more than one stock exchange, then the stock exchange where there is highest trading volume on that date shall be considered. In case the share price is not quoted on any given date, the share price on the next trading day on the same parameters would be the Market price.

x.	“Option” means a right but not an obligation granted to an Associate in pursuance of ASOP’B’ to apply for shares of the Company at a pre-determined price on fulfillment of certain conditions.

xi.	“Option Agreement” means a written or typed or printed or electronic agreement between SATYAM and the Optionee giving the terms and conditions of ASOP’B’

xii.	“Optionee” means the holder of an outstanding Option granted pursuant to ASOP’B’.

xiii.	“Plan” means “Associate Stock Option Plan ‘B’” for Associates.

xiv.	“SATYAM” means “Satyam Computer Services Limited”.

xv.	“Share” means equity share of SATYAM

xvi.	“Vesting” means the process by which the Associate is given the right to apply for shares of SATYAM against the option granted to him in pursuance of ASOP’B’.

xvii.	“Vesting period” means the period during which the vesting of the option granted to the Associate in pursuance of ASOP’B’ takes place.
3.	COMPENSATION COMMITTEE
i.	A Compensation Committee shall be constituted by the Board of Directors of SATYAM consisting of not more than 3 directors for administration and superintendent of the ASOP’B’.

ii.	The majority of the members of the Compensation Committee formed by the Board shall consist of independent directors of the Company.
4.	FUNCTIONS OF THE COMPENSATION COMMITTEE
i.	The Compensation Committee shall formulate the detailed terms and conditions of the ASOP’B’ including:
▪	the Exercise Price from time to time

▪	The date of grant for each or a group of cases

▪	Selection of the Associates for the benefits of the ASOP’B’ among the eligible Associates from time to time

▪	Finalising the quantum of options to be granted to each Associate for each such option

▪	Determining the vesting and Exercise periods

▪	Procedure for Exercise after vesting within Exercise Period

▪	Approval of forms for use under the ASOP’B’

▪	Prescribe, amend and rescind rules and regulations of the ASOP’B’

▪	Clarify, interpret and advise on the terms of the ASOP’B’

▪	Conditions under which Option vested in Associate may lapse in case of cessation of service for misconduct, termination,

resignation or otherwise, non-exercise of option within the exercise period etc.

▪	The procedure for making a fair and reasonable adjustment to the number of options and to the Exercise Price in case of Rights Issue, Bonus Issues and other corporate actions such as Consolidation or Split.

▪	The grant, vest and exercise of option in case of employees who are on long leave

▪	The procedure for cashless exercise of options
Notwithstanding anything contained above, the Compensation Committee shall have power to alter, waive, modify, extend or change the vesting and/or Exercise period at its sole discretion subject to 9.1 clause dealing with minimum vesting period.
ii.	The Compensation Committee can delegate its function(s) to ASOP Advisory Board which shall discharge those function(s) guided by the principles of fairness, impartiality and natural justice and make its recommendations to Compensation Committee.

iii.	The decisions, determinations, interpretations of the Compensation Committee shall be final and binding on all Associates and are not subject to review or appeal at the request/demand of Associates.
5.	QUANTUM OF THE ASOP’B’
i.	The maximum number of shares which will be subject to Options and granted under ASOP’B” are 26,00,000 shares of face value of Rs.10 each. The shares may be authorised but unissued or reacquired.

ii.	The Board will make allotment of shares at its meetings duly convened, at periodic intervals, after the optionee exercises the conversion option before the end of exercise period.

iii.	The quantum and the exercise price of the ASOP’B’ can be suitably adjusted based on fair and reasonable grounds in case of rights, bonus or any other corporate actions including consolidation or split.

iv.	In case of an Option expiring or becoming unexercisable for reasons of non-fulfillment of conditions of ASOP’B’ without the right of purchase being exercised, such options shall be available for future grant or sale under ASOP’B’ unless the plan has been terminated. The shares that are already issued on exercise of right can not be returned to the ASOP’B’ and shall not be available for future grant or sale.
6.	FUNCTIONS OF ASOP ADVISORY BOARD
i.	The Advisory Board will study and assess the eligible Associates, based on the guidelines for assessment formulated as part of the plan from time to time by the Compensation Committee and make recommendations of identified Associates to the Compensation Committee.

ii.	The Advisory Board shall have the right to exclude any one from the list of eligible Associates, from being identified for the benefits of ASOP ‘B’.

iii.	The recommendations of the ASOP Advisory Board shall be forwarded to the Compensation Committee for its consideration and final decision.

iv.	The ASOP Advisory Board can exercise any other functions as and when they are delegated to it by the Compensation Committee.
7.	BASIS OF SELECTION BY ADVISORY BOARD
i.	Basis of selection out of eligible Associates shall be as per the guidelines framed and approved by the Compensation Committee from time to time.

ii.	The factors to be considered for assessment of Associates for selection shall be:

▪	Performance

▪	Organisational Development

▪	Customer Satisfaction
iii.	The Compensation Committee shall have power to add or delete the factors from time to time at its sole discretion.

iv.	The weightage to the factors mentioned in 7.2 and any addition or deletion to the list of factors shall be decided by the Compensation Committee initially and shall be reviewed periodically for implementation by the Advisory Board.

v.	The Compensation committee shall also determine the minimum scoring that an Associate in each category has to score to be considered for the benefits of the scheme.

vi.	The Compensation Committee reserves the right to factor different parameters and different weightages for different categories of the Associates.

vii.	The Advisory Board shall recommend the quantum of eligibility to shares for different categories of Associates on the basis of identified parameters and in terms of the scoring of the Associates in the assessment.

viii.	The Advisory Board can also recommend Associates for awards for exceptional performance and/or contribution for the organisational growth for consideration by the Compensation committee.

ix.	The Advisory Board can also recommend new Associates joining Satyam to the benefits of the scheme.

x.	The ASOP Advisory Board shall seek the guidance and clarifications if any required, from the Compensation Committee in implementing the assessment procedure.
8.	GRANT OF OPTIONS
i.	The Compensation Committee may, on such dates it shall determine, grant to such Eligible Associates as it may, at its absolute discretion select, such Options of SATYAM on such terms and conditions and for the consideration as it may decide. The compensation Committee may consider the recommendations of the Advisory Board, while it reserves its right to reject the recommendations of the Advisory Board in part or in full.

ii.	The date of Grant of an Option, shall, for all purposes, be the date on which the Compensation Committee makes the determinations of granting such Option, or such other date as is determined by the Compensation Committee. Intimation of determination shall be given to each Associate to whom an Option is so granted within a reasonable time after the date of such grant.

iii.	The Intimation of Stock Options Grant shall indicate the Options granted, name of the Associate who was granted the Options, Exercise price per share, Vesting Schedule and the Exercise Period, along with main terms and conditions of the Grant.

iv.	The intimation of Stock Options Grant shall also include the term of each Option, subject to the condition that the term shall be no more than five (5) years from the date of vesting thereof.

v.	No Associate shall be granted Options to purchase more than or equaling 1% of the issued capital of the company (excluding outstanding warrants and conversions), at the time of grant of option, during any one year.

vi.	The Plan shall become effective from the date of its adoption by the Board of Directors of SATYAM. It shall continue in effect till all the

Options granted under the Plan are exercised or have been extinguished or unless the Plan is terminated.
9.	LOCK-IN PERIOD AND RIGHTS OF THE OPTION-HOLDER
i.	There shall be a minimum period of one year between the grant of options and vesting of option.

ii.	The vesting period and Exercise Period for different Options for Different Associates shall be determined by the Compensation Committee

iii.	The Compensation Committee shall have the freedom to specify the lock-in period for the shares issued pursuant to exercise of option.

iv.	The Associate shall not have right to receive any dividend or to vote or in any manner enjoy the benefits of a shareholder in respect of option granted to him, till shares are issued on exercise of option.
10.	OPTION EXERCISE PRICE
i.	The Exercise Price per share to be issued upon Exercise of an Option shall be such prices as is determined by the Compensation Committee.

ii.	Such Exercise price can be different for each associate or each group of associates at the sole discretion of the Compensation Committee.

iii.	The method and mode of payment of the Exercise Price for shares to be issued on exercise of options will be decided by the Compensation Committee at the time of grant. The mode of payment can be in (I) cash (ii) cheque (iii) Demand Draft (iv) Electronic transfer of funds or (v) consideration received by the Company under a cash less Exercise program implemented / to be implemented by the Company in connection with the Plan or (vi) any combination of them.

iv.	The Exercise Price shall be subject to fair and reasonable adjustment in case of rights issues, bonus issues and other corporate actions. The Compensation Committee shall be the authority to take such decisions.
11.	EXERCISE OPTION
i.	Associates opting for Exercise can apply for conversion of Options into shares in the form prescribed for the purpose, along with full payment for the shares with respect to which the Option is being exercised.

ii.	Exercise of Options can not be for a fraction of a share.

iii.	Associates may at their discretion, opt for Exercise after the expiry of vesting period, but within the Exercise Period of all or part of the Options granted to him/her.

iv.	Associates who do not want to avail ASOP’B’, may opt out of the scheme any time before Exercise Period and surrender the Options to SATYAM for cancellation. Such options will be available for re-issuance under the ASOP’B’.
12.	SHARES AFTER CONVERSION
i.	After completion of the Exercise Process, shares will be issued in the name of the Associate, after completion of the required formalities as required by law

ii.	The shares transferred to the Associate after conversion from warrants, shall be the absolute property of the Associate and will be held by the Associate, subject to the lock-in period and subject to lien favouring SATYAM for any statutory liability that may arise out of the ASOP.

iii.	As a registered shareholder, the Associate will be entitled to all the benefits, which may accrue to him such as dividends, bonus, rights, etc.

iv.	Shares issued as bonus shares or rights shares after conversion into shares, after lock in period, will not be subjected to any lock in period.

v.	The shares arising on conversion shall rank pari passu with all other equity shares of SATYAM for the time being in force; from the date of allotment.

13.	CONSEQUENCE OF FAILURE TO EXERCISE OPTION
i.	The amount paid by the Associate, if any, at the time of grant of option, may be refunded to the employee if the options are not vested due to non- fulfillment of condition(s) relating to vesting of option as per the ASOP’B’ at the sole discretion of the Compensation Committee.
14.	NON TRANSFERABILITY OF OPTION
i.	Option granted to an Associate shall not be transferable to any person.

ii.	No person other than the Associate to whom the option is granted shall be entitled to exercise the option.

iii.	Under the cashless system of exercise, SATYAM may itself fund or permit the empanelled stock brokers to fund the payment of exercise price which shall be adjusted against the sale proceeds of some or all the shares, subject to the provisions of the Companies Act, 1956 as amended from time to time.

iv.	The option granted to the Associate shall not be pledged hypothecated, mortgaged or otherwise alienated in any other manner.

v.	In the event of the Associate dying in harness while in employment, all the options granted to him till such date shall vest in the legal heirs or nominees of the deceased Associate on the date of death. Such vested Options shall be exercisable within twelve (12) months from the date of death of the Associate, but not earlier to ONE YEAR from the date of grant. Options not exercised within such period will become invalid in the hands of the legal heirs or nominees and shall be available for re-issuance under the Plan.

vi.	In case the Associate suffers a permanent incapacity while in employment, all the option granted to him as on the date of permanent incapacitation, shall vest in him on that day. Such vested Options shall be exercisable within twelve (12) months from the date of Disability of the Associate, but not earlier to ONE YEAR from the date of grant.. Options not exercised within such period will become invalid and shall be available for re-issuance under the Plan.

vii.	In the event of resignation or termination of the Associate, all options not vested as on that day shall expire. However, the Associate shall be entitled to retain all the vested options as on the date of such resignation, termination. Such vested options shall be exercisable within three (3) months from the last working day Options not exercised within such period will become invalid and shall be available for re-issuance under the Plan.

viii.	In the event of superannuation/retirement, the vesting schedule for the options granted during the period of employment shall continue. In case of death of a superannuated or retired Associate, all the outstanding options as on that date shall vest immediately in the legal heirs or nominee(s) of the deceased and such vested options shall be exercisable within twelve (12) months from the date of death of the superannuated or retired Associate, but not earlier to one year from the date of grant. Options not exercised within such period become invalid in the hands of legal heirs or nominees and shall be available for reissuance under the plan.
15.	LISTING OF SHARES
i.	The shares allotted to Associates on conversion shall be listed on the stock exchanges subject to the terms and conditions of this scheme and terms and conditions of the listing agreement.
16.	TAX LIABILITY
i.	Any tax liability on account of Grant of Options / Vesting / Exercise of Options/ allotment of shares/ transfer of shares shall be that of the Associate alone.
17.	MODIFICATIONS TO THE SCHEME
i.	The Compensation Committee reserves the right to change the terms and conditions of the scheme, at any time, at its discretion.

ii.	Such changes in terms and conditions as per clause 18.1 can also be due to any change in the law applicable to the scheme or any mutual agreement between SATYAM and its Associates.
18.	CONTRACT OF EMPLOYMENT
i.	This scheme shall not form part of any contract of employment between SATYAM and the Associate. The rights and obligations of any individual under the contract of employment shall not be affected by his participation in this scheme or any right, which he may have to participate in it.

ii.	Nothing in this scheme shall afford any Associate any additional right(s) as to compensation or damages in consequence of the termination of such office or employment for any reason.

iii.	This scheme shall not confer any Associate any legal or equitable right against SATYAM either directly or indirectly or give rise to any cause of action in law or equity against SATYAM.
19.	GOVERNMENT REGULATIONS
i.	This scheme is subject to all applicable laws, rules, regulations, guidelines and to such approvals from any governmental agencies as may be required. In case of any contradiction between the provisions of this Scheme and any provisions, rules, regulations, guidelines issued by any governmental agencies, the provisions of law shall override the provisions of this scheme.

ii.	The Associates who are granted warrants/ shares under the scheme shall comply with such requirements of law as may be necessary.
20.	GENERAL RISKS
i.	SATYAM does not guarantee any return on the equity investment made by Associates as part of the scheme. Any loss due to fluctuations in the market price of the equity including the shortfall in the expectations or projections and the risks associated with the investment are that of the Associate alone.